Exhibit 99.1

Barfresh Announces Fourth Quarter and Full Year 2025 Results

Sets Revenue Records in Fourth Quarter and Full Year 2025, with Revenue of $5.4 million and $14.2 million, Respectively

Provides First Quarter 2026 Revenue Guidance of $5.0 to $5.2 million Representing Up to 77% Growth Compared to Prior Year Period Driven by Arps Acquisition

Updates Full Year 2026 Revenue Guidance to $28 to $32 million and Full Year 2026 Adjusted EBITDA Guidance to $3.2-$3.8 million

Recently Secured $7.5 million in Strategic Financing to Accelerate Manufacturing Expansion; Facility Framework Supports Over $200 million in Future Revenue Capacity

LOS ANGELES, March 31, 2026 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Fiscal 2025 was a transformational year for Barfresh by every measure. We delivered record annual revenue of $14.2 million, representing 33% year-over-year growth, including contribution from our Arps Dairy acquisition. With approximately 90% of our revenue mix now manufactured in our own facility, we are fulfilling orders that simply weren’t possible before the acquisition, and that’s exactly what the investment was designed to do. As we complete the transition to our new facility, now expected before year-end, and bring upgraded equipment fully online, we see a clear path to meaningful margin improvement in fiscal 2026.”

“As we advance our fiscal 2026 initiatives, we are making thoughtful progress on the integration and optimization of our 44,000-square-foot facility. We are building the right foundation for long-term success and this deliberate approach positions us for sustainable growth. The $7.5 million convertible note financing we secured subsequent to year-end enables us to own our manufacturing facility outright and complete this platform, which is capable of supporting over $200 million in annual revenue capacity. Given the updated facility timeline, we are adjusting our fiscal 2026 revenue and Adjusted EBITDA guidance to reflect a more conservative ramp-up schedule. However, we remain confident in the substantial year-over-year growth we will deliver based on our now combined businesses and the transformational nature of the platform we are building. Combined with continued traction in the education channel and the expanding reach of our product portfolio, we believe fiscal 2026 will represent a pivotal year that demonstrates the power and scalability of our integrated model.”

Fourth Quarter of 2025 Financial Results

Revenue for the fourth quarter of 2025 increased 94% year-over-year to $5.4 million, compared to $2.8 million in the fourth quarter of 2024. The increase in revenue was driven by the acquisition of Arps Dairy.

Gross margin for the fourth quarter of 2025 was 3%, compared to 26% for the fourth quarter of 2024. Adjusted gross margin for the fourth quarter of 2025 was 4%, compared to 30% for the fourth quarter of 2024. The decrease in gross margin is a result of transitioning Barfresh production to the Company’s new facility, which involved typical startup and implementation costs that temporarily impacted margins. Additionally, the Company continued Arps Dairy’s existing milk processing business, which operates at different margin profiles than the Company’s core business, but provides stable milk supply to support production and diversification. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below.

Net loss for the fourth quarter of 2025 improved to $763,000, as compared to a loss of $852,000 in the fourth quarter of 2024. Selling, marketing and distribution for the fourth quarter of 2025 was $783,000, compared to $872,000 in the fourth quarter of 2024. G&A expenses for the fourth quarter of 2025 were $922,000, compared to $607,000 in the fourth quarter of 2024.

Adjusted EBITDA was a loss of $1.1 million for the fourth quarter of 2025, compared to a loss of $563,000 in the fourth quarter of 2024. A reconciliation of net loss to Adjusted EBITDA is provided below.

Full Year 2025 Financial Results

Revenue for the full year of 2025 increased 33% to $14.2 million, compared to $10.7 million in the same period of 2024. The increase in revenue was driven by the inclusion of revenue from Arps Dairy, expanded school penetration, and seasonal traction with the Company’s Pop & Go product line.

Gross margin for the full year of 2025 was 22%, compared to 34% for the same period of 2024. Adjusted gross margin for the full year of 2025 was 22%, compared to 37% for 2024. The decrease in gross margin is a result of product mix and new manufacturer trial and development costs, as well as the inclusion of Arps Dairy’s milk processing business in the fourth quarter of 2025. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below.

Net loss for the full year of 2025 was $2.7 million, as compared to a loss of $2.8 million in the same period of 2024. Selling, marketing and distribution for the full year of 2025 was $3.2 million or 22% of revenue, compared to $3.1 million or 29% of revenue in the same period of 2024. G&A expenses for the full year of 2025 were $3.2 million, compared to $3.0 million in the same period of 2024.

Adjusted EBITDA for the full year of 2025 was a loss of $2.1 million, compared to a loss of $1.3 million in the same period of 2024. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures, and certain calculations based on its results including Gross Margin and Adjusted Gross Margin. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including manufacturing relocation costs in calculating Adjusted Gross Profit and stock compensation and other non-recurring costs such as those associated with the product withdrawal, the related dispute, certain manufacturing relocation costs, and business acquisition expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted Gross Profit and Adjusted EBITDA are not recognized measurements under GAAP and should not be considered as an alternative to Gross Profit, loss from operations, net loss or any other performance measure derived in accordance with GAAP.

	For the three months ended December 31,		For the year ended December 31,
	2025	2024	2025	2024
Revenue	$5,422,000	$2,788,000	$14,208,000	$10,717,000
Cost of revenue	5,266,000	2,058,000	11,094,000	7,049,000
Gross profit	156,000	730,000	3,114,000	3,668,000
Manufacturing relocation (1)	63,000	107,000	63,000	283,000
Adjusted Gross Profit	$219,000	$837,000	$3,177,000	$3,951,000
Gross Margin	2.9%	26.2%	21.9%	34.2%
Adjusted Gross Margin	4.0%	30.0%	22.4%	36.9%

(1) Represents costs incurred to relocate production lines owned by Barfresh and obligations to vendors at the conclusion of multi-year manufacturing agreements, as the Company transitions from a co-manufacturing model to in-house production.

	For the three months ended December 31,		For the year ended December 31,
	2025	2024	2025	2024
Net loss	$(763,000)	$(852,000)	$(2,694,000)	$(2,825,000)

Depreciation and amortization	70,000	66,000	255,000	283,000
Interest expense	152,000	28,000	217,000	52,000
Income tax benefit	(285,000)	-	(285,000)	-
EBITDA	(826,000)	(758,000)	(2,507,000)	(2,490,000)

Stock based compensation, employees and board of directors	75,000	88,000	536,000	784,000
Bargain purchase (1)	(767,000)	-	(767,000)	-
Shares issued to former Arp’s shareholders for continuing debt guarantee (1)	97,000	-	97,000	-
Business acquisition expense (1)	250,000	-	518,000	-
Manufacturing relocation (2)	63,000	107,000	63,000	283,000
Operating expense related to withdrawn product and related dispute (3)	-	-	-	108,000
Adjusted EBITDA	$(1,108,000)	$(563,000)	$(2,060,000)	$(1,315,000)

(1) Arps Dairy was acquired for the repayment of portions of its outstanding debt. The purchase price was less than the fair value of its assets and liabilities by $0.8 million. Former shareholders agreed to continue their guarantees of the remaining unpaid mortgage in exchange for the Company’s shares valued at $97,000. The Company incurred acquisition expenses during 2025 in association with the acquisition of Arps Dairy.

(2) Represents costs incurred to relocate production lines owned by Barfresh and obligations to vendors at the conclusion of multi-year manufacturing agreements, as the Company transitions from a co-manufacturing model to in-house production.

(3) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received and breaches of performance under the terms of the contract. Operating expense in 2024 primarily includes legal expense incurred with respect to the dispute.

Balance Sheet

As of December 31, 2025, the Company had approximately $2.3 million of cash and accounts receivable, and approximately $1.7 million of inventory on its balance sheet.

In February and March 2026, the Company secured subscriptions for a $7.5 million senior convertible note financing. The proceeds were used to pay off the existing mortgage on the Company’s manufacturing facility in Defiance, Ohio, as well as other obligations and will accelerate construction completion, positioning Barfresh to control its manufacturing destiny with significantly expanded production capacity. In addition, the Company was recently approved for a $2.4 million government grant to purchase and install specialized equipment necessary for full-scale production operations.

Outlook for First Quarter and Full Year 2026

The Company is introducing first quarter 2026 revenue guidance of $5.0 million to $5.2 million and expects to be Adjusted EBITDA breakeven for the first quarter 2026. This guidance reflects the updated timeline for construction and equipment installation at the Company’s 44,000 square-foot facility, which has been extended to the fourth quarter of 2026 due to the timing of financing.

The Company expects fiscal year 2026 revenue to be in the range of $28 million to $32 million, representing 97% to 125% growth compared to fiscal year 2025. Given the updated facility and equipment timeline driven by financing timing, this represents a more conservative ramp-up schedule than initial projections while still reflecting substantial year-over-year growth from both the full-year inclusion of Arps Dairy’s revenue and growth of legacy Barfresh products. As the Company progresses through the year and completes facility enhancements, it expects year-over-year quarterly improvement in both revenue and profitability.

The Company expects fiscal year 2026 Adjusted EBITDA to be in the range of $3.2 million to $3.8 million, demonstrating the Company’s confidence based on updated timelines in improving cash flow as it realizes the full benefits of its integrated manufacturing model and operational scale.

Conference Call

The conference call to discuss these results is scheduled for today, on Tuesday, March 31, 2026 at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Tuesday, April 14, 2026. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13758787. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

The financial results presented in this press release are preliminary and unaudited. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 is expected to be filed with the SEC on April 15, 2026.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com